UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

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ECHELON CORPORATION

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Echelon Corporation

2901 Patrick Henry Drive

Santa Clara, California 95054

SECOND SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ECHELON CORPORATION

TO BE HELD ON THURSDAY, SEPTEMBER 13, 2018

This second proxy statement supplement, dated September 7, 2018 (which we refer to as this “Supplement”), supplements the proxy statement dated July 30, 2018, as supplemented on September 5, 2018 (which we refer to as the “Proxy Statement”), in connection with the solicitation of proxies by the Board of Directors (which we refer to as the “Echelon Board”) of Echelon Corporation (which we refer to as “Echelon”) for use at the Special Meeting of Stockholders (which we refer to as the “special meeting”) to be held Thursday, September 13, 2018, at Echelon’s principal executive offices, located at 2901 Patrick Henry Drive, Santa Clara, California 95054, at 10:00 a.m., Pacific time.

The purpose of this Supplement is to provide supplemental information concerning the Special Meeting and the matters to be considered at the Special Meeting. If information in this Supplement differs from or updates information contained in the Proxy Statement, then the information in this Supplement is more current and supersedes the different information contained in the Proxy Statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this Supplement that are not defined in this Supplement have the meanings given to them in the Proxy Statement.

Supplemental Disclosures

The disclosure under the caption “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger” is replaced with the following:

When considering the recommendation of the Echelon Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Echelon stockholders generally, as more fully described below. The Echelon Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be adopted by Echelon’s stockholders.

Insurance and Indemnification of Directors and Executive Officers

For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Company Options

As of the record date, there were 336,140 outstanding company options held by our directors and executive officers, of which 192,000 have an exercise price below the per share merger consideration.

At the effective time of the merger, each company option outstanding and unexercised immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the option consideration. The payment of the option consideration will be subject to any applicable withholding taxes.

With respect to any company options for which the exercise price per share attributable to such company options is equal to or greater than the per share merger consideration, such company options will be cancelled without any cash payment being made in exchange for such cancellation.

Treatment of Company RSUs

As of the record date, there were 414,269 outstanding RSUs (including performance-based RSUs) held by our directors and executive officers.

At the effective time of the merger, each company RSU outstanding as of immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the RSU consideration. For the purposes of the previous sentence, the number of shares of Echelon common stock issuable pursuant to a company RSU will be deemed to be the number of shares issuable following full performance and satisfaction of the target (to the extent applicable). The payment of the RSU consideration will be subject to any applicable withholding taxes.

Equity Interests of Echelon’s Executive Officers and Non-Employee Directors

The following table sets forth for each Echelon executive officer and director, as of August 31, 2018, (1) the number of shares of common stock held based on information available to Echelon as of the date of this proxy statement; (2) the number of shares subject to outstanding company options with an exercise price less than $8.50 per share; and (3) the number of shares subject to company RSUs that will vest upon the merger, assuming that Echelon does not provide vesting terms for any executive officer that are different from those described in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.” The table sets forth the values of these shares and equity awards based on the per share merger consideration (minus the applicable exercise price in the case of company options).

Equity Interests of Echelon’s Executive Officers and Non-Employee Directors

Name	Number of Shares Held (#)(1)	Value of Shares Held ($)(2)	Number of Shares Subject to In-the-Money Options (#)(3)	Value of In-the-Money Options ($)(4)	Number of Shares Subject to Company RSUs Accelerating upon the Merger (#)(5)		Value of Shares Subject to Company RSUs Accelerating upon the Merger ($)(6)	Total ($)
Ronald A. Sege	50,792	431,732	45,000	147,600	132,799	(7)	1,128,792	1,708,124
Alicia Jayne Moore	14,804	125,834	24,000	78,720	58,696	(8)	498,916	703,470
Christopher Jodoin	13,906	118,201	21,000	68,880	55,439	(9)	471,232	658,313
C. Michael Marszewski	18,830	160,055	21,000	68,880	52,803	(10)	448,826	677,761
Sohrab Modi	11,057	93,985	21,000	68,880	54,532	(11)	463,522	626,387
Andy Lovit	—	—	—	—	60,000		510,000	510,000
Robert J. Finocchio, Jr.	16,500	140,250	15,000	26,550	—		—	166,800
Armas Clifford Markkula, Jr.	177,703	1,510,476	15,000	26,550	—		—	1,537,026
Robert R. Maxfield	37,398	317,883	15,000	26,550	—		—	344,433
Betsy Rafael	1,000	8,500	15,000	26,550	—		—	35,050

(1)    These numbers include shares beneficially owned by the executive officers and non-employee directors (other than shares subject to options), as described in more detail under the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)    These amounts are the product obtained by multiplying the corresponding number of shares in the “Number of Shares Held” column by the per share merger consideration.

(3)    The numbers shown are the number of shares subject to company options held by the individual with a per share exercise price less than the per share merger consideration.

(4)    These amounts are the excess of (1) the corresponding number of shares in the “Number of Shares Subject to In-the-Money Options” column multiplied by the per share merger consideration over (2) the aggregate exercise price for such shares.

(5)    The numbers shown are the total of the number of shares subject to company RSUs for which the corresponding RSU consideration will be payable in connection with the merger. For the purposes of the previous sentence, the number of shares issuable pursuant to a company RSU will be deemed to be the number of shares issuable following full performance and satisfaction of the target (to the extent applicable).

(6)    These amounts are the product of the corresponding number of shares in the “Number of Shares Subject to Company RSUs Accelerating upon the Merger” column multiplied by the per share merger consideration.

(7)    Of these, 132,799 company RSUs assumed to be cancelled and converted into the right to receive the RSU consideration upon the closing of the merger, and assuming the merger is consummated after August 31, 2018, 20,000 company RSUs will vest on September 20, 2018, and 22,500 company RSUs will vest on September 28, 2018, in each case according to their vesting schedules if the closing of the merger occurs after August 31, 2018.

(8)    Of these, 58,696 company RSUs assumed to be cancelled and converted into the right to receive the RSU consideration upon the closing of the merger, and assuming the merger is consummated after August 31, 2018, 15,000 company RSUs will vest on September 20, 2018, and 12,000 company RSUs will vest on September 28, 2018, in each case according to their vesting schedules if the closing of the merger occurs after August 31, 2018.

(9)    Of these, 55,439 company RSUs assumed to be cancelled and converted into the right to receive the RSU consideration upon the closing of the merger, and assuming the merger is consummated after August 31, 2018, 15,000 company RSUs will vest on September 20, 2018, and 10,500 company RSUs will vest on September 28, 2018, in each case according to their vesting schedules if the closing of the merger occurs after August 31, 2018.

(10)    Of these, 52,803 company RSUs assumed to be cancelled and converted into the right to receive the RSU consideration upon the closing of the merger, and assuming the merger is consummated after August 31, 2018, 15,000 company RSUs will vest on September 20, 2018, and 10,500 company RSUs will vest on September 28, 2018, in each case according to their vesting schedules if the closing of the merger occurs after August 31, 2018.

(11)    Of these, 54,532 company RSUs assumed to be cancelled and converted into the right to receive the RSU consideration upon the closing of the merger, and assuming the merger is consummated after August 31, 2018, 850 company RSUs will vest on September 10, 2018, 15,000 company RSUs will vest on September 20, 2018, and 10,500 company RSUs will vest on September 28, 2018, in each case according to their vesting schedules if the closing of the merger occurs after August 31, 2018.

Payments Upon Termination Following Change of Control

CEO Employment Agreement

We entered into an employment agreement with Mr. Sege effective August 19, 2010. Under Mr. Sege’s employment agreement, if he is subject to an Involuntary Termination (as defined in the employment agreement) within 3 months prior to or within 12 months following a Change in Control Merger (as defined in the employment agreement), then subject to his execution of a release of claims in favor of Echelon that subsequently becomes effective, he would be entitled to receive: (1) a lump sum payment, less applicable withholdings, equal to 18 months of his then-current base salary; (2) a lump sum payment, less applicable withholdings, equal to 150% of the greater of (i) the average annual bonus paid over the prior 24-month period or (ii) his then-current target annual bonus; (3) 100% vesting acceleration of outstanding and unvested service-based equity awards;

(4) 100% vesting acceleration at on-target levels of all equity awards with performance-based vesting in which the performance period has not yet lapsed; (5) Echelon’s payment of premiums for continued health, dental and vision benefits for him (and any eligible dependents) under Echelon’s health, dental and vision plans for up to 18 months; and (6) any bonuses earned before his termination but deferred solely due to Echelon policy will be paid out at the earliest time that would not give rise to additional taxation under Section 409A of the Internal Revenue Code.

In addition, the employment agreement provides that, if any payment or benefits to Mr. Sege (including the payments and benefits under his employment agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would therefore be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax (all computed at the highest marginal rate), results in his receipt, on an after-tax basis, of the greater payments and benefits.

The closing of the merger will constitute a “Change in Control Merger” under Mr. Sege’s employment agreement.

Under the employment agreement, the following definitions are used:

•

“Involuntary Termination” means (1) without Mr. Sege’s express written consent, a significant reduction of his duties, authority or responsibilities immediately prior to such reduction; (2) a material reduction in his total cash compensation (other than pursuant to partial or no annual bonus payouts due to failure to achieve the performance milestones); (3) his relocation to a facility or a location more than 30 miles from his then-present location, without his express written consent; or (iv) any purported termination of Mr. Sege which is not effected for disability, his death or for Cause (as defined in the employment agreement), or any purported termination for which the grounds relied upon are not valid. In addition, for (1), (2) or (3) above to qualify as an Involuntary Termination, Mr. Sege must provide written notice to Echelon of the existence of the one or more of the above conditions within 90 days of its initial existence and Echelon must be provided with at least 30 days to remedy the condition.

•

“Cause” means (1) any act of personal dishonesty taken by Mr. Sege in connection with his responsibilities under the employment agreement and intended to result in his substantial personal enrichment, (2) his conviction of, or plea of nolo contendere to, a felony, (3) a willful act by him which constitutes gross misconduct and which is injurious to Echelon or its affiliates, and (4) following delivery to him of a written demand for performance from Echelon which describes the basis for Echelon’s belief that he has not substantially performed his duties, his continued violations of his obligations to Echelon which are demonstrably willful and deliberate on his part.

Executive Change in Control and Severance Agreements with Other Executive Officers

Echelon entered into executive change in control and severance agreements (which we refer to as the “severance agreements”) with Alicia Jayne Moore, Senior Vice President, Chief Legal and Administration Officer and Secretary, Christopher Jodoin, Senior Vice President Operations and Planning, C. Michael Marszewski, our Vice President and Chief Financial Officer, Sohrab Modi, Chief Technology Officer and Senior Vice President of Engineering, and Andy Lovit, Senior Vice President of Worldwide Sales. Each of these agreements provides that if the executive officer’s employment with Echelon terminates pursuant to a CIC Involuntary Termination (as defined in the severance agreement) and such termination occurs on or within 12 months after a Change in Control Merger (as defined in the applicable severance agreement), he or she would be entitled to receive: (1) a lump-sum payment, less applicable withholdings, equal to 12 months of his or her annual base salary as in effect immediately prior to his or her termination date or, if greater, at the highest level in effect during the one year period immediately before the Change in Control Merger; and (2) a taxable monthly payment, less applicable withholdings, equal to twice the monthly COBRA premium (based on the premium for the first month of COBRA coverage) that would be required to continue group health, dental and vision coverage (as in effect on the date of termination) for the applicable executive officer and his or her spouse and covered dependents for 12 months.

In addition, each severance agreement provides that, if any payment or benefits to the applicable executive officer (including the payments and benefits under his or her severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would therefore be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax (all computed at the highest marginal rate), results in his or her receipt, on an after-tax basis, of the greater payments and benefits.

The closing of the merger will constitute a “Change in Control Merger” under each severance agreement.

Under each severance agreement, the following definitions are used:

•

“CIC Involuntary Termination” means, without the executive officer’s express written consent: (1) a significant reduction of his or her duties, authority or responsibilities, relative to his or her duties, authority or responsibilities at the highest level as in effect during the three-month period immediately prior to the Change in Control Merger; (2) a material reduction in his or her total cash compensation at the highest rate in effect during the three-month period immediately prior to the Change in Control Merger; (3) his or her relocation to a facility or a location more than 30 miles from his or her then-present location, without his or her express written consent; or (4) any purported termination of the executive officer which is not effected for his or her death, disability or for Cause (as defined in his or her severance agreement) or any purported termination for which the grounds relied upon are not valid.

•	“Cause” means (1) any act of personal dishonesty taken by the executive officer in connection with his or her responsibilities as a service provider and intended to result in his or her substantial personal enrichment; (2) his or her conviction of a felony; (3) a willful act by him or her which constitutes gross misconduct and which is injurious to the successor corporation; and (4) following delivery to him or her of a written demand for performance from the successor corporation which describes the basis for the successor corporation’s belief that he or she has not substantially performed his or her duties, his or her continued violations of his or her obligations to the successor corporation which are demonstrably willful and deliberate on his or her part.

Adesto Change in Control and Severance Agreements with Christopher Jodoin, Sohrab Modi, and Andy Lovit

In connection with the merger, Messrs. Jodoin, Modi, and Lovit have been offered employment with Adesto following the closing of the merger pursuant to an employment offer letter and a change in control and severance agreement with Adesto, which is still being negotiated and which would become effective on the date that the merger closes (we refer to these as an “Adesto offer letter” and an “Adesto severance agreement”).

Pursuant to the Adesto offer letters, in addition to an annual base salary ($290,000 for Mr. Jodoin, $275,000 for Mr. Modi, and $275,000 for Mr. Lovit) and eligibility to earn an annual performance-based incentive bonus (up to 30% of base salary for Mr. Jodoin, up to 25% of base salary for Mr. Modi, and up to 100% of base salary for Mr. Lovit), which would be pro-rated for 2018 based on the number of days the applicable executive is employed by Adesto during 2018, Messrs. Jodoin and Modi each would receive a retention cash bonus ($25,000 for Mr. Jodoin and $10,000 for Mr. Modi) payable on December 31, 2019 subject to his continued employment with Adesto on the payment date, and each of these executive officers would receive the following equity awards: (1) a number of Adesto RSUs approximately equal to a specified value ($100,000 for Mr. Jodoin, $70,000 for Mr. Modi, and $70,000 for Mr. Lovit) at the time of grant, which would vest quarterly over four years subject to a one year cliff, (2) Adesto stock options covering a number of shares of Adesto common stock approximately equal to a specified value ($150,000 for Mr. Jodoin, $105,000 for Mr. Modi, and $105,000 for Mr. Lovit) at the time of grant as adjusted to reflect the applicable Black Scholes ratio as determined by Adesto’s finance department, which would vest quarterly over four years subject to a one year cliff, and (3) Adesto stock options to acquire a number of shares of Adesto common stock (12,000 for Mr. Jodoin, 8,000 for Mr. Modi, and 8,000 for Mr. Lovit) that would vest on December 31, 2019, in each case subject to the applicable executive officer’s continued employment with Adesto on the applicable vesting date.

Each executive officer’s Adesto severance agreement would replace his current severance agreement with Echelon, and following the closing of the merger, the executive officer would be eligible for the benefits under his Adesto severance agreement that are described below and would not be eligible for the benefits under his current severance agreement with Echelon that are described above.

Pursuant to each Adesto severance agreement, if the applicable executive officer is terminated without Cause (as defined in his Adesto severance agreement) or resigns for Good Reason (as defined in his Adesto severance agreement) prior to the period commencing three months prior to, and ending 12 months after, a change in control of Adesto, he would be entitled to receive (1) a lump-sum payment, less applicable withholdings, equal to 12 months of his annual base salary as in effect immediately prior to his termination date, (2) payment by Adesto of up to 12 months of premiums for continued health, dental and vision benefits for him (and any eligible dependents), and (3) if he has completed at least 3 years of service at the time of such termination, extension of the period of time in which he may exercise his Adesto stock options to 9 months following such termination (or until the expiration of the option’s term, if earlier).

Pursuant to each Adesto severance agreement, if the applicable executive officer experiences a separation from service with Adesto (1) within 12 months following a change in control of Adesto or (2) within 3 months preceding a change in control of Adesto, but as to part (2) only if the separation occurs following the date of execution of a definitive agreement for a corporate transaction which, if consummated, would constitute a change in control of Adesto resulting from (A) Adesto terminating his employment for any reason other than Cause (as defined in the Adesto severance agreement) or (B) the executive officer voluntarily resigning his employment for Good Reason (as defined in his Adesto severance agreement), he would be entitled to receive the payments and benefits described above plus (1) a lump-sum payment, less applicable withholdings, equal to a prorated portion of his annual target bonus and (2) full acceleration of his then-unvested Adesto equity awards (with any performance-based equity awards to be deemed achieved at “target” level).

A termination or resignation due to the applicable executive officer’s death or disability would not entitle him to receive the severance payments and benefits described above. Each executive officer’s receipt of the benefits described above is contingent on his timely execution of a release of claims.

In addition, each Adesto severance agreement would provide that, if any payment or benefits to the applicable executive officer (including the payments and benefits under the Adesto severance agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would therefore be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits would be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, local, and foreign income, employment, and other taxes, (all computed at the highest marginal rate), and the excise tax (including any interest or penalties on such taxes), results in his receipt, on an after-tax basis, of the greater amount of payments and benefits.

The closing of the acquisition of Echelon by Adesto would not constitute a “Change in Control” under each Adesto severance agreement.

Under each Adesto severance agreement, the following definitions would be used:

•

“Cause” means (1) any willful, material violation by the applicable executive officer of any law or regulation applicable to the business of Adesto or any parent, subsidiary, or affiliate of Adesto, his conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the executive of a common law fraud; (2) his commission of an act of personal dishonesty which involves personal profit in connection with the company or any other entity having a business relationship with Adesto or any parent, subsidiary, or affiliate of Adesto; (3) any material breach by the executive of any provision of any agreement or understanding between him and Adesto or any parent, subsidiary, or affiliate of Adesto regarding the terms of his service as an employee, officer, director or consultant to Adesto or any parent, subsidiary, or affiliate of Adesto, including without limitation, his willful and continued failure or refusal to perform the material duties required of him as an employee, officer, director or consultant of Adesto or any parent, subsidiary, or affiliate of Adesto, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between him and Adesto or any parent, subsidiary, or affiliate of Adesto; (4) his disregard of the policies of Adesto or any parent, subsidiary, or affiliate of Adesto so as to cause loss, damage or injury to the property, reputation or employees of Adesto or any parent, subsidiary, or affiliate of Adesto; or (5) any other misconduct by him which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Adesto or any parent, subsidiary, or affiliate of Adesto.

•

“Good Reason” means, without the applicable executive officer’s consent, (1) a material and adverse reduction in his authority, duties or responsibilities as existed immediately prior to such reduction; (2) a material reduction (which for purposes of the Adesto severance agreement means a reduction of greater than 10% of his then current annual base salary (other than a reduction generally applicable to executive officers of Adesto and in generally the same proportion as for the applicable executive officer); or (3) relocation of his principal workplace by more than 35 miles from his then current place of employment. For the purpose of clause (1), a change in responsibility shall not be deemed to occur (A) solely because the applicable executive officer is part of a larger organization or (B) solely because of a change in title. For the applicable executive officer to receive the benefits under the Adesto severance agreement as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) he must provide notice to Adesto of his intent to assert Good Reason within 30 days of the initial existence of one or more of the conditions described above; (2) Adesto will have a 30-day cure period from the date of such notice to remedy the condition and, if it does so, the applicable executive officer may withdraw his resignation or may resign with no benefits; and (3) any resignation for Good Reason must occur within 10 days of the earlier of expiration of such cure period or written notice from Adesto that it will not undertake to cure the applicable conditions.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that each of Echelon’s named executive officers may receive that is based on, or that otherwise relates to, the merger. Echelon’s “named executive officers” for purposes of the disclosure in this proxy statement are Messrs. Sege and Jodoin and Ms. Moore. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards” and “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control.”

The figures in the table are estimated based on (1) assumed compensation and benefit levels as of August 31, 2018; (2) an assumed effective date of August 31, 2018, for the merger; and (3) the assumed termination of the named executive officer’s employment without cause on the day immediately following such effective date for the merger. Amounts set forth in the table below with respect to Mr. Jodoin include payments and benefits under Mr. Jodoin’s current Echelon severance agreement, and include any payments or benefits provided under Mr. Jodoin’s Adesto severance agreement if, on the day immediately following such effective date for the merger, Adesto has not executed a definitive agreement for a corporate transaction which, if consummated, would constitute a change in control of Adesto and Mr. Jodoin is terminated without Cause (as defined in the Adesto severance agreement) or resigns for Good Reason (as defined in the Adesto severance agreement) prior to the period commencing three months prior to, and ending 12 months after, a change in control of Adesto, as described above under the section of this proxy statement captioned Adesto Change in Control and Severance Agreements with Certain Named Executive Officers. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set below.

Echelon’s named executive officers will not receive pension, non-qualified deferred compensation, or tax reimbursement in connection with the merger.

As required by applicable SEC rules, all amounts below that are determined using the per share value of Echelon’s common stock have been calculated based on the per share merger consideration.

Golden Parachute Compensation

Name	Echelon Cash ($)(1)	Echelon Equity ($)(2)(3)	Echelon Perquisites/ Benefits ($)(4)	Total Echelon Payments ($)(5)	Adesto Cash ($)(6)	Adesto Perquisites/ Benefits ($)(7)	Total Adesto Payments ($)
Ronald A. Sege	1,200,000	1,134,942	47,120	2,382,062	—	—	—
Alicia Jayne Moore	367,827	502,196	—	870,023	—	—	—
Christopher Jodoin	312,827	474,102	—	786,929	290,000	34,321	324,321

(1)    These amounts represent the “double-trigger” cash severance payments to which Mr. Sege may become entitled under his employment agreement and the “double-trigger” cash severance payments to which each of Ms. Moore and Mr. Jodoin may become entitled under his or her severance agreement, as described in further detail in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control.” The amounts represent (1) the lump sum cash payment of the applicable number of months of the named executive officer’s base salary (18 months for Mr. Sege and 12 months for each of Ms. Moore and Mr. Jodoin); (2) in Mr. Sege’s case, the lump sum cash payment equal to 150% of the greater of (i) the average annual bonus paid over the prior 24-month period or (ii) his then current target annual bonus (which, for purposes of this table, is assumed to be 150% of his most-recent target annual bonus since Mr. Sege’s annual bonus opportunity for 2018 was replaced with the grant of performance shares and the amount of the annual bonus opportunity he otherwise would have had is greater than the average annual bonus paid to him over the 24-month period before his assumed termination date); and (3) in the case of Ms. Moore and Mr. Jodoin, the taxable monthly cash payment equal to twice the monthly COBRA premium (based on the premium for the first month of COBRA coverage) that would be required to continue group health, dental and vision coverage (as in effect on the date of termination) for the applicable named executive officer and his or her spouse and covered dependents for 12 months, as follows:

Name	Base Salary Severance Payment ($)	Bonus Severance Payment ($)	COBRA Replacement Severance Payment ($)
Ronald A. Sege	600,000	600,000	—
Alicia Jayne Moore	305,000	—	62,827
Christopher Jodoin	250,000	—	62,827

(2)    These amounts include the “single-trigger” payments of the option consideration and RSU consideration for the portions of unvested company options and company RSUs, respectively, that are otherwise scheduled to vest by their terms after August 31, 2018, as described in further detail in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.” The following table quantifies the value of such payments, which is calculated for each such equity award by multiplying (1) the number of shares subject to such equity award (which, for a company RSU, will be deemed the number of shares issuable following full performance and satisfaction of the target (to the extent applicable)) by (2) the difference between the per share merger consideration and the exercise price per share, if any, attributable to such equity award.

Name	Option Consideration ($)	RSU Consideration ($)
Ronald A. Sege	6,150	1,128,792
Alicia Jayne Moore	3,280	498,916
Christopher Jodoin	2,870	471,232

(3)    If Mr. Sege is subject to an Involuntary Termination (as defined in his employment agreement) that is not for cause within 3 months prior to the closing of the merger, then pursuant to his employment agreement, he will receive 100% vesting acceleration of his outstanding service-based equity awards and 100% vesting acceleration at on-target levels of all equity awards with performance-based vesting in which the performance period has not yet lapsed, and he will receive “double-trigger” payments of the option consideration and RSU consideration for the portions of unvested company options and company RSUs, respectively, that are otherwise scheduled to vest by their terms after his termination, instead of the “single-trigger” payments described above. The amount of such “double-trigger” payments may be greater than the amount of such “single-trigger” payments, depending on when such termination of Mr. Sege’s employment occurs.

(4)    This amount represents the “double-trigger” non-cash benefit of Echelon’s payment of the cost of COBRA continuation coverage to which Mr. Sege may become entitled under his employment agreement (as described in further detail in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control”) upon the assumed termination of his employment without cause on the day immediately following the effective date for the merger.

(5)    As noted above, Mr. Sege’s employment agreement and the severance agreements with Ms. Moore and Mr. Jodoin each provide that in the event that any payment or benefit provided to the applicable named executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment or benefit being classified as a parachute payment under Section 280G of the Internal Revenue Code), then such named executive officer will receive such payment as would entitle him or her to receive the greatest after-tax benefit, even if it means Echelon paying him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code. Based on the assumptions used in preparing this table, it is not expected that any of the named executive officers will be subject to such a reduction (to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code). However, the actual value of the named executive officers’ payments and benefits for purposes of Section 280G of the Internal Revenue Code may vary depending on factors such as the actual closing date of the merger, in which case it is possible that the named executive officers may have their payments or benefits so reduced in connection with the merger under the terms of Mr. Sege’s employment agreement or the severance agreements with Ms. Moore and Mr. Jodoin, as applicable.

(6)    This amount represents the “double-trigger” lump sum cash severance payment equal to 12 months of base salary to which Mr. Jodoin may become entitled under his Adesto severance agreement, as described in further detail in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control—Adesto Change in Control and Severance Agreements with Certain Named Executive Officers.”

(7)    This amount represents the “double-trigger” non-cash benefit of Adesto’s payment of the cost of COBRA continuation coverage to which Mr. Jodoin may become entitled under his Adesto severance agreement, as described in further detail in the section of this proxy statement captioned “The Merger—Interests of Echelon’s Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control—Adesto Change in Control and Severance Agreements with Certain Named Executive Officers.”

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If you have any questions concerning the special meeting, the Proxy Statement or this Supplement, would like additional copies of the Proxy Statement or this Supplement, or need help submitting your proxy or voting your shares of common stock, please contact Echelon’s proxy solicitor:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

Stockholders May Call:

(888) 557-7699 (Toll-Free From the U.S. and Canada)

or

(212) 616-2180 (From Other Locations)